24HOLDINGS INC.
                           CODE OF ETHICS AND CONDUCT
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The Chief Executive Officer, Chief Financial Officer and other senior financial officers (herein referred to as the "Named Officers") of 24Holdings Inc. (the "Company") are expected to know and abide by the following rules of ethical conduct, in particular as such rules pertain to the financial reporting of the
Company:

A.   Conflicts of Interest
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Named Officers have a duty of loyalty to the Company, and must therefore avoid any actual or apparent conflict of interest with the Company. A "conflict of interest" occurs when a private interest of a Named Officer interferes, or would appear to others to interfere, with the interests of the Company. A conflict situation can arise when a Named Officer takes an action or has an interest that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest also arise when a Named Officer or a member of a Named Officer's family receive improper personal benefits as a result of the Named Officer's position with the Company. If such a situation arises, Named Officers shall promptly report any such circumstances to the Board of Directors.

B.   Compliance With Governmental Laws, Rules And Regulations
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Named Officers are subject to numerous governmental laws, rules and regulations applicable to the Company's business, only some of which are specifically addressed in this Code or the Code of Ethics and Conduct. The Company encourages and expects Named Officers to become informed and to comply with such governmental laws, rules and regulations, whether or not they are addressed in this Code or in the Code of Ethics and Conduct.

C.   Disclosure in Documents Filed with the Securities and Exchange Commission
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     and other Public Communications of the Company
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As officers of a publicly traded company, Named Officers are responsible for establishing, maintaining and periodically evaluating disclosure controls and procedures designed to reasonably ensure full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to the United States Securities and Exchange Commission or otherwise disclosed to the public. Named Officers must promptly bring to the attention of the Board of Directors any information they may have concerning significant deficiencies in, or violations of, such disclosure controls and procedures.

D.   Reporting Waivers or Violations of the Code
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Named Officers must promptly report (i) any waiver of this Code for any Named
Officer, whether explicitly or implicitly granted by the Company, and (ii) any violation of this Code by a Named Officer, to the Board of Directors.


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E.   Disclipline
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The Company takes its financial reporting obligations very seriously. Therefore, violations of this Code will be taken seriously and can result in termination of the offending Named Officer. The Board of Directors will determine the appropriate punishment, considering its fiduciary duty to the Company's stockholders, and taking into account all of the facts and circumstances surrounding the violation. In particular, the Board of Directors will consider
(i) whether the violation was intentional or inadvertent, (ii) the extent of the likely damage to the Company and its stockholders resulting from the violation, and (iii) whether the Named Officer has committed previous violations of this Code, the Code of Ethics and Conduct or other Company policy concerning ethical behavior.

F.   Communication with Board of Directors
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The Company encourages its Named Officers to engage in an active and open dialogue with the Board of Directors and to discuss with the Board of Directors any concerns or suggestions that the applicable Named Officer may have regarding the Company's disclosure controls and reporting procedures.



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